TRADING SYMBOLS:	February 1, 2006
In the U. S.: OTCBB: UGTH and in Canada: TSX-V: GTH

US GEOTHERMAL NEGOTIATING EQUITY FINANCING

BOISE, Idaho, February 1, 2006 (OTCBB: UGTH, TSX.V: GTH) U.S. Geothermal Inc. announced today that it is negotiating with a limited group of institutional investors for a private placement of up to 18,750,000 to 25,000,000 shares of its common stock at a price per share of Cdn $1.00. The potential investors are “accredited investors,” as defined under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The net offering proceeds will be used for continued development and to begin construction of the phase one project at Raft River, Idaho, and for general and administrative expenses and working capital. Any sale of securities will be in accordance with and subject to applicable securities laws and all necessary regulatory approvals, including those of the TSX Venture Exchange.

The common stock will not be registered in the United States under the Securities Act or any state securities laws, or distributed under a prospectus in Canada, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the prospectus requirements of applicable Canadian securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act and the requirements of the TSX Venture Exchange.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon or Mike Dake, Investor Relations
Tel: 604-484-3031
Tel: 866-687-7059
Fax: 604-688-9895
saf@usgeothermal.com
mdake@usgeothermal.com

The information provided in this news release contains forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, as to a potential sale of equity for project financing. These statements are based on US Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risk that negotiations will not result in a transaction on these or any terms, among others. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies.

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.